Cycle Country Announces October Results
            Gross profit and Operating Income Continue Strong Growth

Milford, IA. - November 28, 2005 - Cycle Country Accessories Corp. (AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle (ATV), garden tractors, and golf carts, today announced that preliminary October results show operating income up 56 percent and gross profit is up 50 percent from October of last year.

Gross profit grew over 50 percent, from $702,284 the first month of last year to $1,053,834 the first month of fiscal 2006. Operating income grew 56 percent year over year, from $336,811 to $526,910. Revenues for the month fell 5.9 percent to $1,891,743 due to the timing and delivery of some orders but remain within previously released revenue guidance of $22 - 24 million for the year.

"We are encouraged by the increase in both gross profit and operating income," said Ron Hickman, President and CEO of Cycle Country Accessories Corporation. "We have good visibility in the pipeline for sales of our signature snowplow blades and winter product accessories. This month also showed a substantial increase in shipments of our Weekend Warrior line of products as this line is beginning to penetrate more markets."

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

         www.cyclecountry.com               www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan Financial Media Group
Theresia Whitfield, Communications Director 317-867-2839